Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-230030 of One Madison Corporation on Form S-4 of our report dated March 1, 2019 relating to the consolidated financial statements of Rack Holdings, Inc. and subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

April 8, 2019